Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Patina Oil & Gas Corporation Profit Sharing & 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-124964) of Noble Energy, Inc. of our report dated June 26, 2006 with respect to the statement of net assets available for benefits of the Patina Oil & Gas Corporation Profit Sharing & 401(k) Plan as of December 31, 2005, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Patina Oil & Gas Corporation Profit Sharing & 401(k) Plan.

/s/KPMG LLP

Denver, Colorado
June 26, 2006